EXHIBIT 10.1

LEASE

Between

Fruit Hills Investments, LLC

And

Utilimaster Corporation

February 13, 2012
("Effective Date")

Exhibit A – Legal Description
Exhibit B – Configuration and Sketch of the Premises

LEASE

THIS LEASE is made as of February 13, 2012 ("Effective Date"), by and between Fruit Hills Investments LLC, an Indiana limited liability company, whose address is 54915 Colonial Ridge Drive, Bristol, Indiana 46507 ("Landlord"), and Utilimaster Corporation, a Delaware corporation, whose address is 1541 Reynolds Road, Charlotte, MI 48813 ("Tenant").

1.             Definitions.  For the purposes of this Lease, unless the context otherwise requires:

(a)           “Base Building Systems” shall mean the mechanical, gas, utility, electrical, sanitary, HVAC, elevator, plumbing, sprinkler, fire protection, emergency generation, and cabling and wiring, in, on or under the Premises.

(b)           “Building”, although used in the singular, shall mean all buildings and improvements located on or under the Land (as defined below).

(c)           “Building Parking Area” shall mean the paved area of the Land intended for parking of vehicles, as shown on the sketch of the Premises attached hereto as Exhibit B.

(d)           “Business Days” shall mean all days except Saturdays, Sundays and Legal Holidays.

(e)           “City” shall mean Bristol, Indiana.

(f)            “Governmental Authority” shall mean any federal, state, county, municipal or local government and all departments, commissions, boards, bureaus and offices thereof having or claiming jurisdiction over the Premises.

(g)           “HVAC” shall mean heating, ventilating and air conditioning.

(h)           “Land” shall mean that certain parcel or parcels of real property commonly known as 603-605 Earthway Drive, Bristol, Elkhart County, Indiana 46507, consisting of 25.4 acres and more particularly described on Exhibit A attached hereto, and on which is situated the Building.

(i)           “Landlord’s Representatives” shall mean the employees, agents, contractors and invitees of Landlord.

(j)           “Lease Year” shall mean every period of twelve (12) consecutive, full, calendar months during the Term, commencing on March 1, 2012.

(k)           “Legal Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

(l)            “Legal Requirements” shall mean every statute, law (including, without limitation, the Americans with Disabilities Act of 1990 (the “ADA”)), ordinance, code, regulation, order, permit, approval, license, judgment, restriction or rule of any Governmental Authority or other public or quasi-public body, agency, court, department, bureau or authority having jurisdiction over the subject matter, as amended from time to time.

(m)           “Person” shall mean any individual, partnership, limited liability company, trust, corporation, firm or other person or entity.

(n)           “Premises” means the aggregate of the Land and the Building, and all appurtenances thereto, including the Building Parking Area but excluding Tenant's Property.

(o)           “Structure” shall mean the roof, exterior walls, support beams and columns, foundation, and underground structural components of the Building.

(p)           “Tenant’s Property” shall mean all of Tenant’s trade and other fixtures, furniture, equipment, personal property and supplies, including without limitation racking, moveable partitions, panels, generators, computers and supplemental HVAC systems provided or installed by or for the benefit of Tenant.  Additionally, despite any language in this Lease to the contrary, Tenant's Property shall include all improvements, alterations, additions and installations made to the Premises by or for the benefit of the Tenant during the Term or Renewal Term whether or not they are affixed to the Land or Building or might otherwise be deemed to be fixtures or real property.  Tenant shall provide Landlord and Landlord's Mortgagee with periodic reports as Tenant adds any of Tenant's Property to the Premises, including a detailed description of the Tenant's Property and the approximate value thereof.  Tenant's Property shall continue to be owned by the Tenant throughout the Term and Renewal Term irrespective of any term of this Lease to the contrary and whether it might be considered to be real property under Indiana law.

(q)           “Tenant’s Representatives” shall mean the employees, agents, contractors and invitees of Tenant.

(r)           “Unavoidable Delays” shall mean any and all delays beyond a party’s reasonable control, including without limitation, delays caused by the other party, governmental restrictions, governmental regulations and controls, order of civil, military or naval authority, governmental preemption, strikes, labor disputes, lock-outs, acts of God, fire, earthquake, floods, explosions, extreme weather conditions, enemy action, and civil commotion, riot or insurrection, but expressly excluding condemnation and casualty covered under Section 21 and Section 23 below.

2.             Leased Premises; Term; Contingencies.

(a)           Landlord leases to Tenant, and Tenant hires from Landlord, on the terms and subject to the conditions contained herein, the Premises, together with all Base Building Systems whatsoever now owned or hereafter acquired by Landlord and used in connection with the operation and maintenance of the Premises, including by way of illustration and not limitation, all fixtures, equipment, computers, back-up generators and related switch gear, transformers, fans, for a term of 120 months commencing on March 1, 2012 (the "Commencement Date"), and ending on February 28, 2022, unless sooner terminated as provided herein (the "Term").

(b)           Tenant may occupy the Premises free of any obligation to pay Rent, Additional Rent or any other costs from the Effective Date until the Commencement Date, however, Tenant shall provide the insurance coverage described in Section 24 commencing as of the date Tenant first occupies the Premises.  If possession of the Premises shall for any reason not be delivered to Tenant on March 1, 2012, this Lease shall nevertheless continue in full force and effect, and no liability whatsoever shall arise against Landlord out of any delay other than the abatement of rent, at the rate of one-thirtieth (1/30) of the monthly installment of the Rent for each day of delay, until possession of the Premises is delivered to Tenant; provided, however, that the Tenant may at its option terminate the Lease upon written notice to Landlord if possession is not delivered by April 1, 2012.

(c)           Contingencies. The parties agree to allow 90 days from the Effective Date for the completion of the conditions below.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to terminate this Lease upon written notice to Lender given within 90 days after the Effective Date if all of the following conditions have not been met to Tenant's satisfaction or waived by Tenant in writing:

(i)	Tenant shall, at its expense, secure a survey of the Premises that confirms there are no encumbrances that materially interfere with Tenant's planned use of the Premises;

(ii)	Tenant shall have secured written commitments from the applicable Governmental Authority for Tenant's economic development incentives,including tax abatements; and

(iii)	Landlord has approved Tenant's proposed Alterations.

3.             Rent.

(a)           Tenant shall pay to Landlord monthly installments of Fifty Nine Thousand Five Hundred Eighty Four Dollars ($59,584.00) (the "Rent") throughout the Term of this Lease and the Renewal Term if the option to renew is exercised. Each monthly installment shall be payable in advance, without notice or demand, on or before the first day of each calendar month during the Term at such place as the Landlord shall from time to time designate.

(b)           Prior to the Effective Date, Tenant paid one month's Rent ($59,584.00) to Landlord.  Landlord acknowledges receipt of the payment.  The payment shall be applied to the last month's rent payable during the initial ten year Term, or to the purchase price for the Premises in the event Tenant exercises it Option under Section 41 or Right of First Refusal under Section 42 below, or to amounts Tenant owes Landlord at the termination of the Lease if such rights are not exercised by Tenant.

4.             Additional Rent. All sums in addition to Rent due to be paid to Landlord under the terms of this Lease shall constitute Additional Rent. All Additional Rent shall be due and payable immediately upon demand.

5.             Taxes and Other Government Charges.

(a)           Tenant shall be responsible for payment, before any penalty or interest attaches, of all real property taxes ("Taxes"), special taxes, lessee-user taxes, water charges, sewer service charges, and other governmental charges of any kind whatsoever levied or assessed against or with respect to the Premises at any time during the Term of this Lease, and shall, upon written request, furnish to Landlord evidence of payment for them.  Taxes will be treated as if they cover the calendar year in which they are first billed.  Taxes for all years prior to 2012 will be paid by Landlord without proration.  Taxes which are billed in the year 2012 and in the last Lease Year shall be prorated among the parties on the basis of the portion of the Lease Year that is in the pertinent calendar year in which the Taxes were first billed.    If Tenant does not purchase the Premises, Tenant shall have no liability for any Taxes first billed in the calendar year following the calendar year in which the Term expires, regardless of whether the lien of such Taxes accrued during the Term.  If Tenant purchases the Premises, Landlord shall give Tenant a prorated credit at closing for Taxes assessed and accruing in the last Lease Year but due in the following year.  Notwithstanding the foregoing, Landlord shall pay Tenant as a refund against the Taxes paid by Tenant hereunder for the first 12 months of the Term an amount equal to the property tax abatement or credit as may be granted by Governmental Authorities for the Taxes which would be first billed in the year 2013.  If the refund is not paid to Tenant within 30 days after the amount of the abatement or credit is known, the Tenant shall be entitled to a credit against future rent in that amount.  If the abatement declines in any year, the parties shall calculate the Taxes payable under the Lease in any Lease Year by applying the abatement for the following Lease Year to the taxes due in the current Lease Year.  These provisions shall apply whether the tax benefits are technically granted in the name of Landlord or Tenant.  Notwithstanding the foregoing, it is the intention of the parties that the Tenant shall receive the full benefit of all tax abatements or credits granted by Governmental Authorities, no more or no less.  Special assessments which are or become a lien on the Premises on or before the Commencement Date shall be paid by Landlord.  If any new special assessments become a lien after the Commencement Date may be paid in installments, the amount of special assessments to be included in Taxes shall be limited to the prorated amount of the installments payable for the Lease Year with respect to which Taxes are being determined.  Landlord shall be solely responsible for increases in Taxes resulting from actions of the Landlord.  Taxes shall not include income tax, tax on rents, excess profits or revenue tax, excise tax or inheritance tax, gift tax, gains tax, franchise tax, corporation or partnership tax, capital levy transfer, estate, succession or other similar tax or charge that may be chargeable to the Landlord under any Legal Requirement.

(b)           At Tenant's option, Tenant may bring appropriate proceedings in Landlord's name or Tenant's name or both for contesting any Tax assessed for any year during the Term.  The net amount of Taxes recovered as a result of such proceedings shall be payable to Tenant.  Landlord shall cooperate with Tenant with respect to the proceedings so far as reasonably necessary.  Landlord hereby names Tenant as its agent and attorney in fact for the purpose of initiating and prosecuting any proceedings that are necessary, appropriate or desirable for the purposes of contesting any Tax or the assessment upon which any Tax is based, including, without limitation, any proceedings before any property tax assessment board of appeals, the State Board of Tax Review, or any court (whether tax, trial, or appellate) having jurisdiction over such proceedings, Tax or contest. Such power of attorney includes, without limitation, the right to file such papers, motions and pleadings as it shall determine to be necessary or appropriate. Such power of attorney shall additionally give Tenant the right to endorse, assign and/or cash any refund checks issued as a result of such appeal. The power of attorney set forth in this Section 5(b) is coupled with an interest and is irrevocable and shall survive the expiration or other termination of the Term.

(c)           Tenant shall pay before any penalty or interest attaches all personal property taxes levied or assessed against the personal property of Tenant located upon the Premises, and shall, upon written request, furnish to Landlord evidence thereof.

6.           Utilities. Tenant shall, at its expense, pay all utility expenses.  On May 7, 1969, at Volume 295, Page 13 of Elkhart County Records, an easement was granted to Indiana & Michigan Electric Company for an electric power line (the "Easement") over the Premises.  The easement does not limit or describe the exact location of the power line easement.  At Tenant's option, Tenant may take appropriate action in Landlord's name or Tenant's name or both to have the Easement amended to limit the area of the Easement to the current location of the power line.  Landlord agrees that if there is a violation of the easement, it shall work with the power company to correct the violation at Landlord's expense.  Landlord shall cooperate with and assist Tenant with respect to the proceedings so far as reasonably necessary.  Landlord hereby names Tenant as its agent and attorney in fact for the purpose of initiating and pursuing any actions that are necessary, appropriate or desirable for the purpose of amending the Easement.  Such power of attorney includes, without limitation, the right to negotiate with the utility company, file such papers, motions and pleadings as it shall determine to be necessary or appropriate.  The power of attorney set forth in this Section 13(c) is coupled with an interest and is irrevocable.

7.           Use of Premises. Tenant shall use and occupy the Premises for its lawful business purposes, including manufacturing, production and assembling purposes in compliance with applicable Legal Requirements.

8.             Maintenance and Repair. This is a triple net lease.  Except as otherwise provided in this Section 8 and in Section 12 of this Lease, Tenant shall at its expense keep and maintain the Premises, and all of Tenant's Property, in clean condition. Tenant's obligations shall include maintenance of the Premises, including the roof (repair but not replace), exterior walls (repair but not replace), windows, doors, private driveways, parking, landscaping, the replacement of broken glass and the repair and maintenance of the interior portions of the Premises, such as the HVAC, electrical, plumbing, dust collecting and sprinkler systems, any building security system and other interior components. Tenant shall also at its expense remove snow, ice, and rubbish from the Premises.  Notwithstanding anything to the contrary in this Lease, the Landlord shall at its expense maintain, repair and replace, as reasonably necessary, the Structure of the Building to place, keep and maintain it in good working condition and repair.  However, Landlord's obligation for the roof and exterior walls of the Structure is for replacement as Tenant shall makes repairs.

Tenant agrees that upon 24 hours advance notice the Landlord or its agents may enter the Premises during regular business hours in order to examine the Premises, show the Premises to prospective purchasers or tenants, or make such repairs, alterations, or improvements that the Landlord is obligated to make under this Lease.  During the ninety (90) days prior to the termination or expiration of this Lease, Landlord may display on the Premises notices that the premises are for rent and/or for sale, and Tenant agrees not to disturb such notices in any way.

9.             Alterations.

(a)           It is understood and agreed that Tenant, at its option and in its sole discretion, intends to make significant alterations to the Premises.  As soon as reasonably possible after the Effective Date of this Lease, Tenant shall have the right to enter the Premises to develop plans and specifications for its alterations and commence the alterations.  The plans and specifications which alter the Base Building Systems or the Structure shall be subject to Landlord's reasonable approval.  Landlord shall not withhold, condition or delay its approval unless Tenant's proposal would be detrimental to the long-term value of the Premises.  All such improvements, alterations, additions and installations shall be made at Tenant's sole expense and shall remain as Tenant's Property.

(b)           Tenant shall, before making any improvements, alterations, additions or installations, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval for them and shall deliver promptly copies of all such permits, approvals and certificates to Landlord. Landlord shall cooperate with Tenant in connection with any reasonable requirements to accomplish the foregoing.  Tenant agrees to carry and will cause Tenant's contractors and subcontractors to carry appropriate worker's compensation, general liability, personal and property damage insurance.

10.           Covenant Against Liens. Nothing in this Lease shall authorize Tenant to, and Tenant shall not, do any act which will in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord in the Premises be in any way subject to any claim whatsoever by virtue of any act or omission of Tenant. Any claim to a lien upon the Premises arising from any act or omission of Tenant shall be valid only against Tenant and shall in all respects be subordinate to the title and rights of Landlord, and any person claiming through Landlord, in and to the Premises. Tenant shall remove any lien or encumbrance on its interest in the Premises within ten (10) days after notice from Landlord; provided, however, that Tenant may in good faith contest any such item if it posts a bond or other adequate security with the applicable court or the Landlord.

11.           Compliance with Laws.

(a)           Obligations of Landlord.

   Landlord shall comply, at Landlord’s sole cost and expense, with all Legal Requirements that relate to the performance by Landlord of any duties or obligations to be performed by Landlord under this Lease.

(b)           Obligations of Tenant.  Notwithstanding the foregoing, Tenant shall comply, at Tenant’s sole cost and expense, with all Legal Requirements: (i) that are applicable to Tenant’s use of the Premises; and (ii) in connection with any alterations as described in Section 9 above.  Nothing herein shall be deemed to impose any obligation upon Tenant for any elements of the Structure or for any obligations of the Landlord under this Lease.

12.           Environmental.

(a)           Tenant's Environmental Obligations.

  Tenant covenants that no Hazardous Materials (as hereinafter defined) will be brought onto or stored or used in the Premises by Tenant or Tenant’s Representatives, except in compliance with all Legal Requirements.

  Tenant shall hold harmless, indemnify and defend Landlord from and against any Environmental Damages (as hereinafter defined) resulting from events occurring on the Premises during the Term caused by Tenant or Tenant’s Representatives, agents or invitees.

(b)           Landlord's Environmental Obligations.

  Landlord represents and warrants that to its knowledge there are currently no Hazardous Materials on, in, at or affecting the Premises in violation of any Legal Requirement.  Landlord represents and warrants that it has no knowledge or reason to believe, and has not received any notices or communications from any Governmental Authority, that any Person at the Premises has violated any Legal Requirement with respect to the acquisition, handling, storage, treatment, shipment or disposal of, or any other matters pertaining to, Hazardous Materials.  Landlord represents and warrants that neither it nor the Premises is subject to any decree, order or judgment relating to environmental Legal Requirements.  Landlord represents and warrants that to its knowledge there are no underground storage tanks on the Land, and the Land has never been used as a landfill or waste disposal site.

  Landlord shall hold harmless, indemnify and defend Tenant from and against any Environmental Damages resulting from events occurring on or about the Premises, except for Environmental Damages caused by Tenant or Tenant’s Representatives, agents or invitees.

(c)           Indemnification Obligations.

  If either Landlord or Tenant receives notice of any claim giving rise to the other party’s obligation to indemnify under this Article, the indemnified party shall promptly notify the other in writing of such claim.  The indemnifying party shall have the right and option in the first instance, through counsel of its own choosing and at its own expense, to deal with, defend, settle or compromise any such claim.

  If the indemnifying party fails to appoint counsel to deal with, defend, settle or compromise any such claim within thirty (30) days after receiving notice thereof, the indemnified party may, but shall not be obligated to, deal with, defend, settle or compromise any such claim through counsel of its own choosing, at the expense of the indemnifying party.  In such event, any settlement or compromise shall not be made without prior notice to the indemnifying party.  The parties shall cooperate with each other in the defense of any such claim or litigation, at the indemnifying party’s expense.

(d)           Definitions.

 “Environmental Damages” shall mean all claims, judgments, damages (excluding consequential and punitive damages), losses, penalties, fines, liabilities (including strict liability), encumbrances and liens, and any other costs and expenses, resulting from the existence on or in, or release to the ground or air, of Hazardous Materials in violation of, or alleged to be in violation of, the Legal Requirements applicable thereto, including, without limitation, any attorneys’ fees, disbursements, clean-up costs, testing, engineer's fees, consultant’s fees and other costs resulting from: (i) investigation, defense and required remediation of any alleged claim;  (ii) a directive of any Governmental Authorities, whether or not the claims or directives are groundless, false or fraudulent, or are ultimately defeated; and (iii) any settlement or judgment.

 “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste (including constituents thereof) that is or becomes regulated by one or more Governmental Authorities.  The words “Hazardous Materials” include, without limitation: (i) any material or substance listed or defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance” or “toxic substance” under any Legal Requirement; (ii) petroleum and its byproducts; (iii) asbestos, radon gas and urea formaldehyde foam insulation; (iv) polychlorinated biphenyl; (v) any substance designated as a hazardous or toxic waste or substance (or words of similar import) pursuant to the Federal Water Pollution Control Act, as amended (33 U.S.C. §1317), the Federal Resource Conservation and Recovery Act, as amended (42 U.S.C. §6903), the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §§9601 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§2601 et seq.), or the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§1801 et seq.); or (vi) any other chemical, material, gas or substance, the exposure to or release of which is or may hereafter be prohibited, limited or regulated by any governmental or quasi-governmental entity having jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to the health or safety of the occupants of the Premises or the occupants of property adjacent to the Premises.

(e)           Survival.  This Section 12 on Environmental shall survive the expiration or earlier termination of this Lease.

13.           Landlord’s Representations and Warranties.

(a)           Landlord's Representations Regarding Title And Use.  Landlord represents and warrants as a condition of this Lease that: (i) it possesses good marketable fee simple title to the Premises, subject only to matters described in Section 13(c); (ii) it is authorized to make this Lease for the Term and Renewal Term; (iii) the provisions of this Lease do not conflict with or violate the provisions of existing agreements between Landlord and third parties; and (iv) Landlord will deliver to Tenant the Premises free of all tenants and occupants and claims thereto.

(b)           Landlord's Representations Regarding Legal Proceedings.  Landlord represents and warrants that, as of the Effective Date: (i) there are no pending, or, to the best of its knowledge, threatened, claims, causes of action, foreclosure proceedings, filings of involuntary or voluntary bankruptcy or insolvency petitions, appointments of receivers, assignments for the benefit of creditors, lawsuits or judgments against the Premises or Landlord; (ii) Landlord is not a principal or surety on any bond payable to the State of Indiana; and (iii) none of the foregoing affecting other properties controlled by or under common control with Landlord or a Person, directly or indirectly, through one or more intermediaries, controlled by Landlord or under common control with Landlord, exist if the same may affect title to the Premises, Landlord's ability to comply with its obligations under this Lease, or Tenant's use of the Premises as herein provided.  If, after the Effective Date, any such actions, petitions, appointments, assignments or other proceedings are filed or threatened, Landlord shall notify Tenant within fifteen (15) days of Landlord's knowledge thereof.

(c)           Title Matters.  Landlord represents and warrants that all encumbrances, restrictions, covenants, declarations, easements and other matters affecting title to the Premises do not interfere with Tenant’s proposed use of the Premises as relayed to the Landlord.  Landlord represents that as of the Effective Date and on the Commencement Date the only mortgagee of the Premises is Lake City Bank ("Landlord's Mortgagee") under mortgages dated April 11, 2001, July 6, 2001, January 15, 2002, October 22, 2004, February 3, 2006 and May 16, 2006 ("Mortgages").  Landlord represents that none of the mortgages are in default.  Landlord also represents that on May 16, 2006 it granted Landlord's Mortgagee an Assignment of Rents ("Assignment of Rents") relating to the Premises.

(d)           Base Building Systems; Roof.  Landlord represents and warrants that, as of the Effective Date and the Commencement Date, the Base Building Systems are in good working order and the roof of the Building is in watertight condition.

(e)           Survival.  The Landlord's Representations and Warranties of (a), (b) and (c) shall survive the execution of this Lease.

14.           Indemnification; Tenant's Property.

(a)           Except as otherwise prohibited by law, Landlord shall not be liable for any damage, either to person or property, sustained by any person not due directly to the act or omission of Landlord. Tenant shall indemnify and hold Landlord harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys' fees, paid or incurred as a result of or in connection with Tenant's use or occupancy of the Premises, any breach by Tenant, Tenant's agents, contractors, employees, customers, invitees, or licensees, of any covenant or condition of this Lease, or the carelessness, negligence or improper conduct of the Tenant, Tenant's agents, contractors, employees, customers, invitees or licensees. Tenant's liability under this Lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, customer, invitee or licensee of any subtenant. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon written notice from Landlord, will, at Tenant's expense, resist or defend such action or proceeding by counsel approved by Landlord in writing.

(b)           Tenant shall bring or keep property upon the Premises solely at its own risk, and Landlord shall not be liable for any damages thereto or any theft thereof. Tenant shall maintain a policy of insurance with a responsible insurance company satisfactory to Landlord against risk of loss from any cause whatsoever to all such property and to all of Tenant's alterations, improvements or additions to the Premises, to the full extent of their replacement cost, which policy of insurance shall contain a clause or endorsement under which the insurer waives, or permits the waiver by Tenant of, all right of subrogation against Landlord, and its agents, employees, customers, invitees, guests, or licensees, with respect to losses payable under such policy, and Tenant hereby waives all right of recovery which it might otherwise have against Landlord, and its agents, employees, customers, invitees, guests, or licensees, for any damage to Tenant's Property, notwithstanding that such damage may result from the negligence or fault of Landlord, or its agents, employees, customers, invitees, guests, or licensees. Any deductible amount included in such policy shall be treated as though it were recoverable under the policy.

15.           Assignment and Subletting.

(a)           Tenant may, without the prior consent of Landlord, assign this Lease or sublet all or part of the Premises to: (i) an entity controlled by, controlling or under common control with Tenant; or (ii) an entity acquiring or succeeding to substantially all of the business, or substantially all of a business unit, of Tenant, by merger, spin-off, reorganization, consolidation, acquisition (of assets or equity) or otherwise on the condition that such acquirer or successor entity has a net worth of not less than the greater of (x) the net worth of Utilimaster Corporation or (y) $1,000,000.  For this purpose “control” shall mean that a person or entity possesses the power to direct or cause the direction of the management and policies of such other entity, whether through the beneficial ownership of 50% or more of voting securities, by contract or otherwise.

(b)           Except as set forth above, neither this Lease, nor the Term and estate hereby granted, nor any part hereof or thereof shall be assigned or otherwise transferred by Tenant by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be sublet, used, occupied or permitted to be used or occupied, by anyone other than Tenant or for any purpose other than as permitted by this Lease, without the prior written consent of Landlord in each case.  Landlord’s consent to a proposed Transfer shall not be unreasonably withheld, delayed or conditioned.

16.           Tenant's Default.  Tenant shall be deemed in default of this Lease (a “Tenant Default”) if:

(a)           Tenant fails to pay any installment of Rent when due;

(b)           Tenant fails to perform any term, covenant or condition of this Lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Rent), and Tenant fails to remedy such default within thirty (30) days after Tenant’s receipt of notice from Landlord specifying such default, or if such default is of such a nature that it cannot be completely remedied within such thirty (30)-day period, if Tenant does not promptly institute and thereafter diligently prosecute to completion all steps necessary to remedy the default after Landlord’s notice of default;

(c)           Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s Property; or

(d)           Within ninety (90) days after the commencement of any proceeding described in subsection (c) above against Tenant, such proceeding has not been dismissed, or if, within ninety (90) days after the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s Property, with or without the consent or acquiescence of Tenant, such appointment has not been vacated or otherwise discharged, or if any execution or attachment has been issued against Tenant or any of Tenant’s Property pursuant to which part or all of the Building has been taken or occupied or attempted to be taken or occupied.

17.           Landlord’s Remedies for Tenant's Default.

(a)           Upon a Tenant Default, Landlord may: (i) terminate this Lease after giving Tenant at least thirty (30) days’ written notice of its intention to do so and, and Tenant shall then surrender the Premises to Landlord; or (ii) enter and take possession of the Premises, in accordance with any Legal Requirements governing such repossession, and remove Tenant, with or without having terminated this Lease.  Landlord’s exercise of any of its remedies or its receipt of Tenant’s keys shall not be considered an acceptance or surrender of the Premises by Tenant.  A surrender must be agreed to in writing and signed by both parties.

(b)           If Landlord terminates this Lease or terminates Tenant’s right to possess the Premises because of a Tenant Default, Landlord may hold Tenant liable for, but subject to the terms of this subsection: (i) Rent and other indebtedness that otherwise would have been payable by Tenant to Landlord prior to the expiration of the Term, less any amount that Landlord receives from reletting the Premises after all of Landlord’s costs and expenses incurred in such reletting have been subtracted; (ii) any reasonable amounts Landlord incurs in reletting the Premises during the remainder of the Term; and (iii) other necessary and reasonable expenses incurred by Landlord in enforcing its remedies, including reasonable attorney's fees.  Tenant shall be liable for only those actual damages suffered by Landlord.  Tenant shall pay any such sums due within thirty (30) days of receiving Landlord’s itemized invoice for the amounts.  Landlord shall mitigate any damage, for example by making best efforts to relet the Premises on reasonable terms.

18.           Landlord’s Default; Tenant’s Remedies

(a)           Landlord's Default.  Landlord shall be deemed in default of this Lease (a “Landlord Default”) if Landlord fails to perform any term, covenant or condition of Landlord under this Lease and fails to cure such default within a period of thirty (30) days after notice from Tenant specifying such default (or if the default specified by Tenant is not capable of cure within such thirty (30)-day period, if Landlord fails immediately after notice from Tenant to commence to cure such default and diligently to pursue completion of such cure during and within a reasonable time after such thirty (30)-day period).  Nothing in this Section shall limit Tenant’s rights of abatement or self-help expressly set forth herein.  Tenant shall provide Landlord's Mortgagee a copy of any notice of a default by Landlord at the same time as provided to Landlord.

(b)           Tenant's Remedies.  Upon a Landlord Default, Tenant shall have the right to pursue all remedies at law or in equity.  In addition, Tenant may: (i) upon the first (1st) and any subsequent occurrence of any Landlord Default, correct the Landlord Default and deduct the cost from Rent and other sums payable to Landlord, or withhold payment of Rent and other sums, if any, due to Landlord until Landlord has corrected the specified Landlord Default, or pursue the judicial remedy of specific performance or sue for damages; and (ii) upon the third (3rd) occurrence of any Landlord Default or upon the failure of Landlord to cure any Landlord Default within ninety (90) days, terminate this Lease by providing Landlord with written notice of such termination.

19.           Termination; Surrender of Possession.  On the last day of the Term or Renewal Term, as the case may be, Tenant shall quit and surrender the Premises to Landlord broom clean, in substantially the same order, condition and repair as on the Commencement Date, except for ordinary wear and tear and casualty and condemnation, and except for obligations of Landlord.  At Tenant's option, it may remove all or part of Tenant's Property, provided, however, it shall repair all damages resulting from the removal.  Tenant shall remove from the Building all personal property and personal effects of all persons claiming through or under Tenant, and shall pay the cost of repairing all damage to the Building occasioned by such removal. Nothing in this Lease shall be construed to prevent Tenant’s removal of Tenant’s Property at any time.  Notwithstanding anything to the contrary herein, Tenant shall not remove any of Tenant's Property that consists of an alteration of the Structure.

20.           Holding Over. If Tenant shall remain in possession of the Premises, or any part thereof, after the termination or expiration of this Lease, Tenant's continued occupancy shall result in the creation of a month-to-month tenancy at a monthly rate equal to 125% of the Rent. (in addition to the Additional Rent, which would have been due for a like period of occupancy during the Term).  The hold over tenancy shall be cancelable by either party upon thirty (30) days prior written notice.

21.           Eminent Domain.

(a)           Termination, Abatement and Restoration.

   If the whole of the Premises, or such part thereof as will render the remainder inadequate for the conduct of Tenant’s business in Tenant’s reasonable judgment, shall be acquired or condemned for any public or quasi-public use or purpose, this Lease shall end as of the date of the vesting of title in the condemning authority (either through court order or by voluntary conveyance by Landlord in lieu of condemnation).

   If only a part of the Premises shall be so acquired or condemned and the remaining part of the Premises remains adequate for the conduct of Tenant's business in the Tenant's reasonable judgment, then, except as otherwise provided in this Article, this Lease and the Term shall continue in full force and effect, but, from and after the date of the vesting of title, Rent shall be an amount that bears the same ratio to the Rent payable immediately prior to such condemnation pursuant to this Lease, as the value of the untaken portion of the Premises (appraised after the taking and repair of any damage to the Building pursuant to this Section) bears to the value of the entire Premises immediately before the taking, and Tenant’s Share and any Additional Rent payable or credits receivable shall be adjusted to reflect the diminution of the Premises or the Building, as applicable.  The value of the Premises before and after the taking shall be determined for the purposes of this Section by an independent appraiser selected by Landlord, subject to Tenant’s reasonable approval.

   If this Lease is not terminated pursuant to the provisions of this Section, Landlord, at Landlord’s expense, shall diligently restore that part of the Premises not so acquired or condemned to a self-contained rental unit, to at least substantially the condition of the Premises existing prior to the condemnation; provided, however, Landlord shall not be required to repair or replace any of Tenant’s Property.  In the event of any termination of this Lease pursuant to the provisions of this Section, Rent shall be apportioned as of the date of such termination, and any prepaid portion of Rent for any period after such date shall be promptly refunded by Landlord to Tenant.

(b)           Condemnation Award.  In the event of any such acquisition or condemnation of all or any part of the Premises, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to any such award, and also agrees to execute any and all further documents that may be required in order to facilitate the collection thereof by Landlord.  Nothing contained in this Section shall be deemed to prevent Tenant from making a claim in any condemnation proceedings for any moving expenses, interruption of or damage to Tenant’s business, any unamortized leasehold improvements paid for by Tenant (regardless of whether such improvements are part of the Building or Landlord’s property pursuant to this Lease) and the value of any Tenant’s Property, provided such claim does not reduce Landlord’s award.  Neither Tenant nor Landlord shall have any rights in any award made to the other by the condemning authority.

22.           No Waiver.  The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing and signed by the person against whom the waiver is claimed. All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law.

23.           Destruction--Fire or Other Cause.

Except as otherwise provided herein, if the Premises shall be rendered untenable by fire or other casualty, Tenant shall at its sole cost and expense (to the extent of available insurance proceeds, as provided in Section 24 below) restore them and make them tenable as soon as possible, and rent shall be abated, in whole or in part, during the period of untenability. All such restoration shall be performed under the supervision of the Tenant by contractors approved in advance by Landlord. Tenant shall immediately notify Landlord and Landlord's Mortgagee of the occurrence of a fire or other casualty at the Premises.  If Legal Requirements do not permit the restoration of the Premises, the Lease shall terminate as of the date of the fire or casualty rendering the Premises untenable.  Provided, however, if the Lease is terminated upon the occurrence of a fire or other casualty, the insurance proceeds shall be distributed pursuant to Section 31(a)(iii) of this Lease.

24.           Insurance.

(a)           Landlord and Tenant intend that the risk of loss or damages as described shall be borne by insurance carriers with an A.M. Best Rating of A- or better to the extent provided.

(b)           Tenant shall, at its expense, insure the Premises, including all fixtures, against loss or damage under a policy or policies of "special form" fire and casualty coverage insurance, to the full extent of their replacement cost. Landlord shall be named as an additional insured in such policy or policies.  Landlord's Mortgagee shall also be named as an additional named insured.

(c)           Tenant shall maintain workers' compensation insurance covering all of its employees to at least the statutory limit set forth under Indiana law, and a policy of general public liability insurance in an amount at least equal to Two Million Dollars ($2,000,000) single-limit coverage for property damage, bodily injury or death. Such policy of general public liability insurance shall name Landlord and Landlord's Mortgagee as an additional insured.

(d)           All policies of insurance shall provide, by endorsement or otherwise, that such insurance may not be canceled, terminated, amended or modified for any reason whatsoever, except upon ten (10) days' prior written notice to Landlord. Prior to the time such fire and casualty, workers' compensation and general public liability insurance is first required to be carried by Tenant, and thereafter, prior to the expiration of any such policy, Tenant agrees to deliver to Landlord either a duplicate original of the aforesaid policy or a certificate evidencing each such insurance coverage, together with evidence of payment for the policies. If a certificate is provided, it shall contain a statement substantially in the form of the first sentence of this subsection (d). Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant's default.

25.           Signs. Tenant may erect, maintain and remove such signs as it deems necessary, appropriate or desirable to its business operations in, on or about the Premises, provided that the signs are in compliance with all governmental regulations and that they do not cause structural damage to the Premises.  All signs shall be removed by Tenant at the termination of this Lease.  Tenant shall repair any damage to the Premises caused by the sign and its removal.

26.           Brokerage Commission. Tenant represents and warrants that it has dealt directly with and only with J.M. Mullis, Inc. as a broker in connection with this Lease. Tenant agrees to pay J.M. Mullis its previously agreed fees in connection with this Lease, except for the $75,075.84 finder's fee payable to J.M. Mullis from FM Stone Commercial.  Tenant shall indemnify and hold Landlord harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease, including in connection with any exercise by the Tenant of the Option or Right of First Refusal under this Lease.  Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease, including in connection with any exercise by the Tenant of the Option or Right of First Refusal under this Lease.  Landlord shall pay the commissions in accordance with a separate written agreement, and Tenant shall have no liability for it.

27.           Option to Renew. So long as Tenant is not then in default, Tenant shall have the option to renew the Term for one additional period of sixty (60) months (the "Renewal Term").  If Tenant desires to exercise such option, it shall do so by giving Landlord written notice thereof not later than one hundred twenty (120) days prior to the expiration of the Term. Rent for the Renewal Term shall be as specified in Section 3 above. The other terms and conditions of this Lease shall remain in full force and effect during any such renewal term, except that this Lease shall not be further renewed.

28.           Notices. Any notice, request or demand under this Lease shall be in writing, considered properly delivered when actually received by the other party, addressed as hereinafter provided, and delivered personally or sent by: (i) a nationally-recognized overnight courier with return receipt; or (ii) the United States Postal Service, registered or certified mail (return receipt requested).  Any notice, request or demand by Tenant to Landlord shall be addressed to Landlord at the address for Landlord set forth in the first paragraph of this Lease, until otherwise directed in writing.  Notwithstanding the foregoing, any change to Landlord’s address for payment of Rent shall not be effective until thirty (30) days after Tenant’s receipt of notice of such change.  Any notice, request or demand by Landlord to Tenant shall be addressed to Tenant at the address for Tenant set forth in the first paragraph of this Lease but to the attention of its President (not to the Premises), until otherwise directed in writing by Tenant, and shall include the complete address of the Premises.  Notices to either party may be given by the attorney for the other party acting on behalf of such other party.  Notice to Landlord's Mortgagee shall be addressed as follows: Lake City Bank, Attention: Rocky Meyer, 864 East Beardsley Avenue, Elkhart, Indiana 46514

29.           Heirs and Assigns. The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and assigns.

30.           Quiet Enjoyment.

Tenant shall have the peaceful and quiet enjoyment and possession of the Premises and its parking and other rights hereunder without hindrance or molestation by Landlord or any party claiming under or through Landlord, subject to the terms, covenants and conditions of this Lease.

31.           Subordination, Nondisturbance and Attornment.

(a)           Subordination; Non-Disturbance.  This Lease shall be subordinate and subject to the lien of the Mortgages and the Assignment of Rents, and to all renewals, modifications or replacements thereof, as well as any other first mortgage covering the fee of the Premises; provided, however, with respect to the Mortgages, no later than the date Tenant executes and delivers this Lease, and, with respect to any other mortgage, on or before the effective date of the mortgage, at Landlord’s cost Landlord shall obtain from Landlord's Mortgagee, or other mortgagee, and cause to be filed on the public record a memorandum thereof, a written agreement among Landlord’s Mortgagee (or other mortgagee), Landlord and Tenant that shall be binding on the parties thereto and their respective legal representatives, successors and assigns, and provide, among other provisions, that, so long as this Lease is in full force and effect and there is no Tenant Default and subject to the terms of the subordination, nondisturbance and attornment agreement executed by Landlord, Tenant and Landlord's Mortgagee (or other mortgagee): (i) Tenant shall not be joined as a defendant in any proceeding that may be instituted to foreclose or enforce the mortgage(s); (ii) Tenant's possession and use of the Premises in accordance with the provisions of this Lease shall not be affected or disturbed by reason of the subordination to or any modification of or default under the mortgage(s); (iii) Landlord’s Mortgagee (or other mortgagee) will make available to Tenant any insurance proceeds or condemnation awards payable for the purpose of restoration of the Premises as provided in this Lease; and (iv) the Landlord's Mortgagee's (or other mortgagee's) current or future interest in the Premises shall be subject to the Tenant's Option and Right of First Refusal under Sections 41 and 42 of this Lease.

The insurance proceeds or condemnation awards to be made available to Tenant in accordance with (iii) above, shall be deposited with a title insurance company or agency acceptable to Landlord's Mortgagee and Tenant having an office in Elkhart County to act as third party escrow agent.  The escrow agent shall disburse funds as needed to pay for the restoration in a manner as typically done for commercial construction lending.  If Tenant does not diligently commence restoration of the Premises within 90 days of a fire or other casualty as provided in the Lease, Lender may apply its portion of the insurance proceeds or condemnation award as provided in the Mortgages.  Provided, however, if the Lease is terminated upon the occurrence of a casualty or condemnation, the insurance or condemnation proceeds attributable to the Tenant's Property will be paid to Tenant and the proceeds relating to the remainder of the Premises may be applied by Lender as provided in the Mortgages.

(b)           Attornment.

  If Landlord’s Mortgagee, or its successors or assigns, shall succeed to the rights of Landlord under this Lease, whether through possession, surrender, assignment, subletting, judicial or foreclosure action, delivery of a deed or otherwise, Tenant will attorn to and recognize such successor-landlord as Tenant's landlord, provided the successor-landlord accepts such attornment and recognizes Tenant's rights of possession and use of the Premises in accordance with the provisions of this Lease.

  Landlord expressly authorizes Tenant to rely on any notice from such successor-landlord or from Landlord’s Mortgagee made in accordance with the notice provision contained herein that appears on its face to be genuine, and Tenant shall have no duty to make any inquiry into the existence of a default or the genuineness or validity of any such notice as a condition to acting and relying on such notice.  This shall include any notice from the successor-landlord or Landlord’s Mortgagee notifying Tenant of a default under the mortgage or lease and instructing Tenant to pay all Rent to such successor-landlord or Landlord’s Mortgagee.  All payments made in good faith and in reliance on such notice shall be deemed to have been made to or on behalf of Landlord and shall not be a breach under this Lease.

32.           Estoppel Certificates.

(a)           At any time, and from time to time upon no less than twenty (20) days’ prior written notice by Landlord to Tenant, but no more than once each Lease Year, Tenant shall execute, acknowledge and deliver to Landlord a statement, in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), the dates to which Rent has been paid in advance, if any, stating whether, to Tenant’s knowledge, there are any offsets to Tenant’s obligation to pay Rent hereunder and describing them, if any, and stating whether, to Tenant’s knowledge, Landlord is in default in performance of any term, covenant or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Premises or any part thereof, or of the interest of Landlord in any part thereof, by any mortgagee or prospective mortgagee thereof, by any landlord or prospective landlord thereof, or by any prospective assignee of any mortgage thereof.

(b)           At any time, and from time to time upon no less than twenty (20) days’ prior written notice by Tenant to Landlord, but no more than once each Lease Year, Landlord shall execute, acknowledge and deliver to Tenant a statement, in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and dates to which Rent has been paid in advance, if any, stating whether, to Landlord’s knowledge, there are any offsets to Tenant’s obligation to pay Rent hereunder and describing them, if any, and stating whether or not to the best knowledge of the signer of such certificate (who shall be a duly authorized officer or signatory of Landlord) either party is in default in performance of any term, covenant or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any third party.

33.           Entire Agreement. This Lease contains the entire agreement between the parties, and all prior negotiations and agreements are merged in this Lease.  This Lease may not be changed, modified or discharged, in whole or in part, except by a written instrument expressly referring to this Lease and executed by the party against whom enforcement of the change, modification or discharge is sought.

34.           Pronouns. Whenever in this Lease words, including pronouns, are used in the masculine, they shall be read in the feminine or neuter whenever they would so apply and vice versa, and words in this Lease that are singular shall be read as plural whenever the latter would so apply and vice versa.

35.           Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the State of Indiana that are applied to leases made and to be performed in that state. The invalidation of one or more terms of this Lease shall not affect the validity of the remaining terms.

36.           Third Parties. Landlord and Tenant acknowledge, and warrant and represent to each other, that there are no third-party beneficiaries to this Lease.

37.           Headings. The headings contained herein are for convenience only and shall not be used to define, explain, modify or aid in the interpretation or construction of the contents hereof.

38.           Accord and Satisfaction. Landlord may accept any check or payment of less than the full amount it is owed without prejudice to its right to recover the balance or to pursue any other remedy in this Lease as provided.

39.           Counterparts. This Lease may be executed in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

40.           Agreement To Not Record.  This Lease shall not be filed on the public record by either Landlord or Tenant.  However, a memorandum of this Lease shall be filed in a form reasonably acceptable to both parties.  Landlord and Tenant shall execute and deliver a memorandum of this Lease in proper form for recording within ten (10) days following the Effective Date of this Lease.

41.           Option to Buy.  In consideration of the terms of this Lease and Tenant's  ownership of the Tenant's Property, provided that this Lease has been in effect for five years and is then in full force and effect and the Tenant is not then in default, Tenant (including its assignee or subtenant) shall have the option (the "Option") to purchase the Premises upon the following terms:

(a)           Term of Purchase Option.  This Option shall continue in effect through the Term and Renewal Term of this Lease.  It may be exercised by the Tenant at any time before its expiration by written notice sent to the Landlord.

(b)           Exercise of Option.  The Option may be exercised by written notice to Landlord at any time during the Lease Term or Renewal Term after the fifth anniversary of the Effective Date.

(c)           Purchase Price.  The purchase price shall be the fair market value of the Effective Date Configuration of the Premises, at the time of exercise of the Option.  The term "Effective Date Configuration" means the state of the Premises as of the Effective Date excluding all of Tenant's Property, as defined in Section 1(p) of the Lease.  The purchase price shall be determined as follows:

  The date on which Landlord receives the Tenant's written notice of exercise of the Option is hereinafter referred to as the “Notice Date.”

  Upon exercise of the Option, the parties shall make a good faith effort to reach a mutually acceptable purchase price.  If the parties are unable to agree on a purchase price, Tenant shall, within thirty (30) days of the Notice Date, designate an appraiser to value the Effective Date Configuration of the Premises.  The appraiser shall have thirty (30) days to complete the appraisal and provide a copy of the complete appraisal to both Tenant and Landlord.  Such appraisal shall hereinafter be referred to as “Tenant’s Appraisal” and the date on which the parties receive such appraisal is hereinafter referred to as “Tenant’s Appraisal Date.”  Tenant must offer to pay the Tenant's Appraisal price for the Premises.  If the Tenant's Appraisal value is higher than Landlord's last offering price, the Landlord shall be obligated to close with the Tenant's Appraisal value as the purchase price and the Tenant shall pay the cost of the appraisal.

  If the Tenant's Appraisal value is less than the Landlord's last offer price and the Landlord does not accept the price set by the Tenant's Appraisal within ten (10) days after the Tenant’s Appraisal Date, Landlord shall, within ten (10) days of Tenant’s Appraisal Date, designate a new appraiser.  The new appraiser shall have thirty (30) days to complete the appraisal of the Effective Date Configuration of the Premises and provide a copy of the complete appraisal to both parties.  Such appraisal is hereinafter referred to as “Landlord’s Appraisal” and the date on which the parties receive such appraisal is hereinafter referred to as “Landlord’s Appraisal Date.”  Landlord shall offer the Premises for sale to the Tenant for the Landlord's Appraisal value.  Upon receipt of Landlord’s Appraisal, the parties agree that:

(i)            If Tenant’s Appraisal and Landlord’s Appraisal are within 10% of each other, the prices set by the two appraisals shall be averaged together, with the resulting average being the purchase price, and the parties shall be obligated to close the purchase at that purchase price; or

(ii)           If Tenant’s and Landlord’s appraisals are not within 10% of each other, and if Tenant does not accept the price set by Landlord’s Appraisal within ten (10) days after the Landlord's Appraisal Date, the parties shall promptly notify the two appraisers and the two appraisers shall appoint a third appraiser (the “Independent Appraiser”) within ten (10) days.  The Independent Appraiser shall have thirty (30) days to complete an appraisal of the Effective Date Configuration of the Premises and provide a copy of the complete appraisal (the “Independent Appraisal”) to both parties.  The purchase price shall then become the price set by either Tenant’s Appraisal or Landlord’s Appraisal which is closest to the price set by the Independent Appraisal (the “Final Price”), and both parties shall be obligated to proceed to close the transaction at the Final Price.  The cost of the Independent Appraisal shall be paid by the party whose appraisal is not chosen as the Final Price.

   Any appraisal under this subsection shall be made by an appraiser that is licensed to perform commercial appraisals in the State of Indiana.

(d)           Terms of Purchase.  The entire purchase price shall be paid in immediately available funds at the Closing.

(e)           Title Insurance.  At the Closing, the Landlord shall provide the Tenant with an ALTA owner's policy of title insurance (or a marked commitment to issue a policy) without standard exceptions in the amount of the purchase price showing good and marketable title to be in the Landlord.

(f)            Closing.  The sale shall be closed (the "Closing") within one hundred eighty (180) days after the Notice Date even if such date extends beyond the expiration of the Term of this Lease as extended by exercise of the renewal option.  If the Closing occurs after the expiration of the Lease, the Lease shall be deemed extended and Tenant shall owe Rent for such extension until the Closing.  At the Closing, the Landlord shall convey the Premises by delivery of a warranty deed.  Landlord shall pay all transfer taxes, if any.

(g)           Possession.  The Tenant shall have possession of the Premises at the Closing.

(h)           Prorations.  All Taxes, Rent, utilities, and operating expenses shall be prorated as of the date of closing using a 365 day year.  The pro-ration for Taxes shall be on the same basis as prorated for purposes of Additional Rent under the Lease.

(i)           Notices.  Notices shall be governed by Section 28 of this Lease

42.           Right of First Refusal.  In consideration of the terms of this Lease and Tenant's  ownership of the Tenant's Property, and provided that the Lease is then in full force and effect, Landlord grants Tenant a right of first refusal to purchase the Premises (the “Right of First Refusal”).  The Right of First Refusal shall be subject to the following conditions:

(a)           Within ten (10) days of receiving a bona fide offer to purchase the Premises which Landlord desires to accept (the “Offer”), Landlord shall deliver to Tenant a copy of such Offer.

(b)           Tenant shall have forty-five (45) days from the receipt of an Offer from Landlord to exercise the Right of First Refusal.  Tenant shall exercise the Right of First Refusal by delivering to Landlord a written notice indicating that Tenant agrees to purchase the Premises on the same terms and conditions as stated in the Offer.

(c)           In the event that Tenant fails to exercise the Right of First Refusal within the time period stated above, then Landlord shall have the right to sell the Premises to the individual or entity that made the Offer, provided that the sale is made on the same terms and conditions as communicated to Tenant in the Offer.  In the event that Landlord does not complete the transaction with the individual or entity that made the Offer, pursuant to the terms and timelines of the Offer, then the Premises shall again become subject to the Right of First Refusal.

(d)           This Right of First Refusal shall be binding upon the Landlord, its successors, heirs, personal representatives, transferees and assigns.

(e)           This Right of First Refusal is in addition to the Tenant's Option.  If the Tenant does not exercise the Right of First Refusal, the Tenant's Option shall continue pursuant to Section 41 of this Lease.  Furthermore, (i) Tenant's Option and (ii) the Right of First Refusal shall both survive any sale or transfer of the Premises by the Landlord or any subsequent owner of the Premises and the Premises shall continue to be subject to these rights of the Tenant for the Term and any Renewal Term of this Lease.

(f)           Notices shall be governed by Section 28 of this Lease.

Notwithstanding anything to the contrary in this Lease, or in any Offer the Landlord accepts or intends to accept, any sale of the Premises pursuant to Section 42 shall remain subject to the parties' obligations under Section 12, and the Tenant shall have the right to conduct environmental due diligence during the forty-five (45) day period after Tenant's receipt of the Offer, and shall also have thirty (30) days after the expiration of said forty-five (45) day period to close the purchase of the Premises.

43.           Attorney Fees.  In the event of any dispute concerning this Lease, the substantially prevailing party shall recover its attorney’s fees from the nonprevailing party.

IN WITNESS OF THIS AGREEMENT, the parties have executed this Lease as of the Effective Date stated in the first paragraph of this Lease.

Fruit Hills Investments LLC

By
Lindsey Stults
Its Secretary and a Member

By
Gerald R. Stults
Its Managing Member

Utilimaster Corporation

By
Joseph M. Nowicki
Its Treasurer

Exhibit A
To
Lease Between Fruit Hills Investments, LLC and Utilimaster Corporation

Legal Description

The Premises consists of 25.4 acres and is made up of three (3) parcels situated in Elkhart County, Indiana described as follows:

PARCEL I:

A PART OF THE SOUTHEAST QUARTER OF SECTION 28, TOWNSHIP 38 NORTH, RANGE 6 EAST, WASHINGTON TOWNSHIP, ELKHART COUNTY, INDIANA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF SAID SOUTHEAST QUARTER; THENCE SOUTH 89°32'38" WEST ALONG THE SOUTH LINE OF SAID SOUTHEAST QUARTER 583.87 FEET; THENCE NORTH 0°51'03" WEST 122.55 FEET; THENCE NORTHEASTERLY 251.95 FEET ALONG AN ARC TO THE RIGHT HAVING A RADIUS OF 160.00 FEET AND SUBTENDED BY A LONG A CHORD HAVING A BEARING OF NORTH 44°15'38" EAST AND A LENGTH OF 226.71 FEET; THENCE NORTH 89°22'19" EAST 423.24 FEET TO THE EAST LINE OF SAID SOUTHEAST QUARTER; THENCE SOUTH 0°51'03" EAST ALONG SAID EAST LINE 284.92 FEET TO THE POINT OF BEGINNING OF THIS DESCRIPTION.

PARCEL II:

A PART OF THE NORTHEAST QUARTER OF SECTION 33, TOWNSHIP 38 NORTH, RANGE 6 EAST, WASHINGTON TOWNSHIP, ELKHART COUNTY, INDIANA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID NORTHEAST QUARTER; THENCE SOUTH 0°14'50" EAST ALONG THE EAST LINE OF SAID NORTHEAST QUARTER 296.56 FEET; THENCE SOUTH 89°37'44" WEST 558.94 FEET; THENCE NORTH 23°33'50" WEST 4.28 FEET; THENCE NORTHWESTERLY 103.07 FEET ALONG AN ARC TO THE RIGHT HAVING A RADIUS OF 260.00 FEET AND SUBTENDED BY A LONG CHORD HAVING A BEARING OF NORTH 12°12'26" WEST AND A LENGTH OF 102.40 FEET; THENCE NORTH 0°51'03" WEST 191.55 FEET TO THE NORTH LINE OF SAID NORTHEAST QUARTER; THENCE NORTH 89°32'38" EAST 583.87 FEET TO THE POINT OF BEGINNING OF THIS DESCRIPTION.

PARCEL III:

LOTS NUMBERED TWO (2) AND THREE (3) AS SHOWN ON THE PLAT OF EARTHWAY PARK, A SUBDIVISION IN WASHINGTON TOWNSHIP, RECORDED MARCH 7, 2001 IN THE OFFICE OF THE RECORDER OF ELKHART COUNTY, INDIANA IN PLAT BOOK 26, PAGE 81.

Exhibit B

Configuration and Sketch of the Premises